A NO-LOAD FUND

No Sales Charges

No 12b-1 Fees

TICKER SYMBOL: OAKVX

www.oakvaluefund.com

PROSPECTUS

NOVEMBER 1, 2009

For information or assistance in opening an account,

please call toll-free

1-800-622-2474

PRIVACY POLICY ENCLOSED

on Page 10

This Prospectus has information about the Fund that you should know before you invest. You should read it carefully and keep it with your investment records. The Securities and Exchange Commission has not approved or disapproved the shares described in this Prospectus or determined whether this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The Oak Value Fund	Table of Contents

	Risk/Return Summary and Fund Expenses
Carefully review this important section, which summarizes the Fund’s investment strategies, risks, past performance and fees.	Risk/Return Summary	3
	Performance of the Fund	5
	Fees and Expenses	6

	Investment Goal, Strategies and Risks
Review this section for more information on investment strategies and their risks.	Investment Goal	7
	Main Investment Strategies	7
	Additional Risks of Investing in the Fund	9
	Other Information About the Fund’s Investment Techniques and Policies	9

	PRIVACY POLICY	10
Review this section for information on the Fund’s privacy policy.

	Fund Management
Review this section for details on the people and organizations who oversee the Fund.	The Investment Adviser	11
	Portfolio Managers	11
	Commonly Asked Questions About Oak Value	12

	Shareholder Information
Review this section for details on how shares are valued, how to purchase and sell shares, related charges and payments of dividends and distributions.	Pricing of Fund Shares	13
	Purchasing and Adding to Your Shares	14
	Selling Your Shares	18
	General Policies on Selling Shares	19
	Dividends, Distributions and Taxes	21

	Financial Highlights	22

	Back Cover
	For More Information

Risk/Return Summary

The following is a summary of certain key information about the Oak Value Fund (the “Fund”). The Fund’s investment goal, main investment strategies and main investment risks are described below. Certain performance information is described under “Performance of the Fund” and the Fund’s expenses are described under “Fees and Expenses.”

Investment Goal	To seek capital appreciation.

Main Investment Strategies	The Fund invests primarily in equity securities, consisting of common and preferred stocks and securities convertible into common stocks, traded in domestic and foreign markets. In selecting investments for the Fund, Oak Value Capital Management, Inc. (“Oak Value” or the “Adviser”), by performing fundamental research on individual companies, seeks to identify securities of advantaged businesses that it believes can be purchased at a discount to the underlying company’s intrinsic value. The Adviser considers several factors in assessing the company’s business and its intrinsic value, including the company’s competitive position in its industry, its earnings and cash flow, the value of a company’s brands and assets, the market prices of comparable businesses and the quality of the company’s management. While the Adviser does not establish market capitalization targets for the portfolio, investors should expect the Fund may own small, medium and/or large capitalization stocks at any point in time. Once the Adviser has identified undervalued securities, the Fund will generally seek to hold them for the long term in order to achieve long-term capital appreciation as the marketplace realizes the value of these companies over time.

Main Investment Risks	The Fund may or may not achieve its investment goal. You could lose money on your investment in the Fund and it may not be appropriate as a complete investment program.

Other risks are:

Market Risk—This is the risk that the value of the Fund’s investments, and therefore, the Fund’s share price, will fluctuate as the stock market fluctuates and that prices overall may decline over short or longer term periods. Stocks and other equity securities are subject to inherent market risks and fluctuations in value. Stocks may fluctuate in value due to earnings and other developments affecting a particular company or industry, stock market trends and general economic conditions, investor perceptions, interest rate changes and other factors beyond the control of the Adviser. Stocks tend to move in cycles and may experience periods of turbulence and instability.

Selection Risk—This risk is the possibility that the Adviser’s investment strategies may not work as planned, that the intrinsic values of the securities selected may never be realized by the market or that the securities selected may underperform the market or other investments.

Capitalization Risk—To the extent the Fund invests in small-cap and mid-cap companies, these investments may present risks that may not be prevalent in the Fund’s investments in larger companies. These companies’ stocks may be more volatile than the overall market. In particular, these companies may have limited product lines, markets and financial resources and may be dependent on a relatively small management group. Their shares may trade less frequently and in limited volume, negatively affecting the share price and making them potentially more difficult to sell. For this reason, the Fund’s returns may vary from the overall stock market, as measured by the S&P 500 Index.

Foreign Investment Risk—Investing in foreign investments carries potential risks not associated with domestic investments, which may include currency exchange rate fluctuations; political and financial instability; less liquidity and greater volatility; lack of uniform accounting, auditing and financial reporting standards; less government regulation and supervision; increased price volatility; and delays in transaction settlement in some foreign markets.

Who May Want to Invest?

Consider investing in the Fund if you are:

•     Interested in adding a value component to your portfolio

•     Willing to accept the higher risks of investing in the stock market

•     Seeking a long-term investment goal such as retirement, education or wealth accumulation

This Fund will not be appropriate for anyone:

•     Seeking monthly income

•     Pursuing a short-term goal or investing emergency reserves

•     Seeking to avoid changes in share price from market fluctuations

Performance of the Fund

The performance bar chart and performance table shown on this page provide some indication of the risks and variability of investing in the Fund by showing how the Fund has performed and how its performance has varied from year to year. The bar chart shows changes in the Fund’s performance over the past ten calendar years and demonstrates that the Fund’s performance varies at different times. The performance table compares the Fund’s average annual returns on a before-tax basis and an after-tax basis for certain time periods with the returns of the S&P 500 Index, a widely recognized, unmanaged index of common stocks. The impact of taxes is not reflected in the bar chart; if reflected, returns would be less than those shown. How the Fund has performed in the past (before and after taxes) does not necessarily indicate how the Fund will perform in the future.

What is an Index?

An index measures the market price of a specific group of securities in a particular market or market sector. You cannot invest directly in an index. The performance of an index reflects no deduction for fees, expenses or taxes. If an index had fees and expenses, its performance would be lower.

Performance Bar Chart

Year-by-Year Total Returns1

For the period January 1, 2009 through September 30, 2009, the Fund’s aggregate (non-annualized) total return was 26.35%.

Best quarter:	2nd Qtr 2003	26.13%

Worst quarter:	4th Qtr 2008	-21.85%

Performance Table

Average Annual Total Returns

(for periods ended December 31, 2008)1

	1 Year	5 Years	10 Years

Return Before Taxes	-33.71%	-3.31%	-0.38%

Return After Taxes on Distributions	-34.02%	-4.77%	-1.33%

Return After Taxes on Distributions and Sale of Shares	-21.32%	-2.34%	-0.16%

S&P 500 Index	-37.00%	-2.19%	-1.38%

The performance table assumes shareholders redeem all of their Fund shares at the end of the period indicated. After-tax returns are calculated using the historical highest individual federal marginal income tax rates and do not reflect the impact of state and local taxes. Actual after-tax returns depend on an investor’s tax situation and may differ from those shown, and after-tax returns shown are not relevant to investors who hold their Fund shares through tax-deferred arrangements, such as 401(k) plans or individual retirement accounts.

[1]	Both the bar chart and the performance table assume reinvestment of dividends and distributions.

Fees and Expenses

This table describes the fees and expenses that you may pay if you buy and hold Fund shares. The expenses shown are based on those incurred during the fiscal year ended June 30, 2009. Actual expenses may be more or less than those shown.

Shareholder Transaction Fees

(fees paid directly from your investment)

Redemption Fee (as a percentage of the amount redeemed)	2%*

Annual Fund Operating Expenses

(expenses that are deducted from Fund assets)

Management Fees	0.90%
Distribution (12b-1) Fees	None
Other Expenses	0.67%
Acquired Fund Fees and Expenses	0.01%**
Total Annual Fund Operating Expenses	1.58%

*	The redemption fee applies to redemptions of shares within 90 days of the date of purchase.
**	Acquired Fund Fees and Expenses represent the fees and expenses incurred indirectly by the Fund on investments in other investment companies during the fiscal year ended June 30, 2009.

Expense Example

Use this Example to compare the Fund’s fees and expenses with those of other mutual funds. It illustrates the amount of fees and expenses you would pay, assuming the following:

•	$10,000 investment

•	5% annual return

•	Redemption at the end of each period

•	No changes in the Fund’s operating expenses

•	Reinvestment of all dividends and distributions

Because this Example is hypothetical and for comparison only, your actual costs may be higher or lower.

1 Year	3 Years	5 Years	10 Years
$161	$499	$860	$1,878

Value Investing:

The value philosophy that the Adviser seeks to follow rests on the principle that the market is not always priced efficiently. Value investing is predicated on the ability to find undervalued securities.

The Adviser views growth and value as two sides of the same coin. In this context, value investing is simply buying growth at a discount. The value side of the coin represents the price that an investor is willing to pay for a particular security. That price should be at a sufficient discount to provide a margin of safety and thereby have a high probability of capital preservation. The concept of a margin of safety is pivotal to the successful implementation of value investing. The entire premise of value investing rests on the manager’s ability to exercise judgment with discipline regarding the purchase price of a security. A margin of safety refers to the difference between the investor’s calculation of intrinsic value and the price at which the security is trading in the market. There is a given margin of safety at one price level and a diminished margin of safety at a higher price level. In other words, as the price of a security approaches the investor’s calculation of value, the margin of safety declines. Many managers can identify a good business, but the successful value manager can analyze the price at which that security falls into the purchase category. The concept of a margin of safety is applicable to the purchase of common stocks, preferred stock or fixed-income instruments.

The other side of the coin is the growth aspect of that particular security. A company that possesses the potential to grow through business expansion over time represents the ability to buy a future stream of income that will be reflected in its future stock price. Paying a reasonable price, with a sufficient margin of safety, in an enterprise that can grow is essential to long-term value investing.

Investment Goal

The Fund seeks capital appreciation.

Main Investment Strategies

The Fund’s portfolio will be comprised primarily of common stocks, preferred stocks and securities convertible into common stocks, traded on domestic or foreign securities exchanges or on the over-the-counter markets. Securities selected are those that, in the opinion of the Adviser, are advantaged businesses that can be purchased at a discount to the Adviser’s estimate of the company’s intrinsic value.

The Adviser’s selects securities based upon the Adviser’s view of the intrinsic value of the issuer and its equity securities relative to the market price. A few of the characteristics that may indicate unrecognized intrinsic value are that the shares sell at a:

•

Substantial discount to the value of the business determined by cash flow analysis (discounted cash flow) and qualitative characteristics such as the company’s position relative to its customers, suppliers, competitors and substitute products;

•	Substantial discount from a price at which the securities of comparable businesses have been sold in arms’ length transactions between parties judged to be competent business persons; or

•

Substantial discount from asset value which is based on the sum of the company’s parts including consideration of hidden assets, such as overfunded pension plans, understated value of inventories, appreciated real estate, brand names and franchises.

Other characteristics considered desirable by the Adviser in selecting potential investments include:

•	Evidence of financial strength — Advantaged businesses have solid financial foundations, as represented by strong balance sheets and prudent levels of debt.

Bottom-Up Investment Process:

Fundamental Research is the foundation on which value investing rests. Most value proponents use a bottom-up approach (focusing on specific companies rather than the overall market level or industry sectors) to find the companies meeting their criteria. The integrity of the analytical approach is important to the value investor because it provides demonstrated evidence of the value of a company relative to its current stock price. No matter how good the story or how great the management, the intrinsic value of a company lies solely with the present value of the future cash flow available after capital spending and taxes.

An important requirement for most value investors is that they understand the business they are trying to value. The preference for simple businesses, without undue complication, allows the investor to develop a complete understanding of the future prospects of the company. Since the value investor begins with the premise that the current market price is no indication of the true worth of a business, the value investor analyzes the company’s reports and other public information to develop his own opinion of intrinsic value. The purchase decision rests on the probability that the stock will have a great enough margin of safety to ensure safety of principal and an adequate return.

The second premise of the value investor is that the stock prices will fluctuate over time but that, over the long term, market price will move towards intrinsic value. The margin of safety should expand as the intrinsic value of the business increases. In a growing enterprise the investor is not forced to wait for a catalyst to unlock the hidden value (takeovers, mergers, liquidation, etc.). A good business will exhibit strong cash flow generation, significant barriers to competition, and moderate or low requirements for capital reinvestment.

Main Investment Strategies – continued

•

Cash flow generation—Advantaged businesses typically generate sufficient cash flow to fund internal needs for capital replacement and expansion, without excessive need for debt or new equity offerings.

•	Pricing flexibility—Advantaged businesses generally demonstrate the ability to insulate their economics from extremely competitive pricing pressure.

•	Franchise position—Advantaged businesses typically have a leading market share, or a defined niche in its market.

•	Competitive barriers to entry—Advantaged businesses tend to operate in industries with significant barriers to entry.

•	Attractive returns on capital—Advantaged businesses tend to generate above average returns on the capital they employ.

•	Growth potential—Advantaged businesses tend to provide the opportunity for growth through the leveraging of their advantaged position to other markets products.

While portfolio securities are generally acquired for the long term, they are typically sold under one or more of the following circumstances, when the Adviser believes that:

•	The anticipated price appreciation has been achieved or is no longer probable;

•	Alternate investments offer superior total return prospects; or

•	A fundamental change has occurred in the company or its market.

Additional Risks of Investing in the Fund

Foreign Investment Risk—Although the Fund is not limited in the amount of foreign securities it may acquire, it is presently expected that the Fund will not invest in excess of 10% of its assets (measured at the time of purchase) in direct investments in foreign securities traded on foreign securities exchanges. Overseas investing carries potential risks not associated with domestic investments. Such risks include, but are not limited to: (1) currency exchange rate fluctuations; (2) political and financial instability; (3) less liquidity and greater volatility of foreign investments; (4) lack of uniform accounting, auditing and financial reporting standards; (5) less government regulation and supervision of foreign stock exchanges, brokers and listed companies; (6) increased price volatility; and (7) delays in transaction settlement in some foreign markets.

Other Information About the Fund’s Investment Techniques and Policies

Change in Policy—The Trustees may change any investment policy (except the Fund’s investment goal and policies specifically described as fundamental in the Fund’s Statement of Additional Information (“SAI”)) without a shareholder vote.

Temporary Defensive Position—Although it is not anticipated to happen, the Fund is permitted, for temporary defensive purposes in response to adverse market or other conditions, to make short-term investments, or hold substantial cash reserves. While the Fund is investing for temporary defensive purposes, it may not meet its investment goal.

Portfolio Holdings—A description of the Fund’s policies and procedures with respect to the disclosure of Fund portfolio securities is available in the SAI.

NOTICE OF PRIVACY POLICY

This privacy policy applies to Oak Value Capital Management, Inc. and the Oak Value Fund (together, “Oak Value” or “we”). Oak Value recognizes the importance of protecting your nonpublic personal information (“personal information”) and is committed to maintaining the privacy and confidentiality of that information. We may change this privacy policy at any time on notice to you.

What types of personal information do we collect from you?

When you open a separately managed account or an account with the Oak Value Fund and become a client or shareholder, we may collect personal information that we receive from you such as information that you supply to us during the account opening process or after you become a client or shareholder and any correspondence or communications that you have with Oak Value or its service providers. We also will have access to information about the services that Oak Value provides to you, including your account history, securities positions, account balances and transactions, as applicable.

When you contact us through the oakvalue.com or oakvaluefund.com web sites or sign up to be included on our mailing list, we will ask you to provide us with your contact information. In addition, we may request that you indicate the nature of your current or prospective relationship with Oak Value. This contact information will be added to our mailing list enabling you to receive future paper and/or electronic communications about the various products and services, including separate accounts and mutual funds, offered by Oak Value. If you do not wish to receive these communications, you will have an opportunity to decline this option on the “Contact Us” page. We will provide you with a frequent and convenient method to discontinue receiving communications from Oak Value at your discretion via an “unsubscribe” option on the “Mailing List” page. This option will also be attached to our periodic e-mail communications. We do not use “cookies” to identify or track users of the Oak Value web sites.

How does Oak Value use the personal information that it collects and with whom does it share information?

Oak Value does not sell personal information that is collected from customers. We use all of the personal information that we collect (as described above) to provide you with the products and services that you request and to fulfill legal and regulatory requirements. We may share your personal information with affiliated and unaffiliated third parties that provide services to, or on behalf of Oak Value, including third parties that assist us in servicing your account and offering and providing various products and services to you. Oak Value may, among other things, disclose or report personal information in certain circumstances where we believe disclosure is required under law, to cooperate with regulators or law enforcement authorities and to protect our rights or property. We also may share personal information with your designated agent or other parties that you authorize. Oak Value does not disclose any personal information about customers or former customers to anyone, except as permitted by law.

Nothing in this privacy policy is intended to interfere with the ability of Oak Value to transfer all or part of its business and/or assets to an affiliate or unaffiliated third party at any time, for any purpose, without any limitation whatsoever.

How is my personal information protected?

We will limit access to your personal information to those persons that need the information to service your account or to offer and provide products and services to you and Oak Value. Oak Value maintains physical, electronic, and procedural safeguards that comply with federal standards to guard your personal information.

Who should I contact if I want more information about this privacy policy?

Please let us know if we can answer any questions you may have regarding our privacy policy. You may contact us via e-mail at info@oakvalue.com or by telephone at (800) 680-4199.

The Investment Adviser

Oak Value Capital Management, Inc., 1450 Raleigh Road, Suite 220, Chapel Hill, North Carolina 27517, is the investment adviser for the Fund. The predecessor firm to the Adviser was founded in May 1986. Oak Value provides the Fund with a continuous program of supervision of the Fund’s assets, including the composition of its portfolio, and furnishes advice and recommendations with respect to investments, investment policies and the purchase and sale of securities. For these advisory services, the Fund paid Oak Value a fee equal to 0.90% of the Fund’s average daily net assets during the fiscal year ended June 30, 2009.

A discussion regarding the basis for the Trustees’ November 2008 approval of the Fund’s investment advisory agreement is available in the Fund’s December 31, 2008 Semi-Annual Report to Shareholders, which covers the period July 1, 2008 to December 31, 2008. A discussion regarding the Trustees’ deliberations in November 2009 with respect to the approval of the Fund’s investment advisory agreement will be available in the Fund’s December 31, 2009 Semi-Annual Report to Shareholders, which will cover the period July 1, 2009 to December 31, 2009.

In addition to acting as adviser to the Fund, Oak Value also provides investment advice to corporations, trusts, pension and profit sharing plans, other business and institutional accounts and individuals. Overall investment strategies are determined by Oak Value’s Investment Committee. Oak Value’s portfolio managers implement these strategies for specific portfolios based on the needs and requirements of each account.

Portfolio Managers

The day-to-day management of the Fund is provided by the Adviser’s portfolio managers. These portfolio managers comprise the Adviser’s Investment Committee and are responsible for all decisions related to the Fund’s investment activities.

David R. Carr, Jr., Chairman and Chief Investment Officer of the Adviser – Mr. Carr acted as manager of the Fund since its inception from 1993 to 1995 and has acted as co-manager since 1995. Mr. Carr has a Bachelor of Science in Business Administration with a concentration in Accounting and a Juris Doctor degree from the Law School at the University of North Carolina in Chapel Hill.

Larry D. Coats, Jr., Chief Executive Officer and President of the Adviser – Mr. Coats joined the Adviser in 1994 and was named a co-manager of the Fund in July 2003. Mr. Coats has a Bachelor of Science degree in Business Administration and a Masters of Business Administration in Finance from the University of South Carolina.

Christy L. Phillips, Senior Vice President and Director of Research of the Adviser – Ms. Phillips joined the Adviser in 2003 and was named a co-manager of the Fund in November 2008. Ms. Phillips has a Bachelor of Science degree in Business Administration from the University of Tennessee.

The SAI contains additional information about the portfolio managers’ compensation, other accounts managed by the portfolio managers, and the portfolio managers’ ownership of Fund shares.

Commonly Asked Questions About Oak Value

Oak Value is a value manager using a bottom-up investment process. How does Oak Value define value?

Oak Value’s philosophy is strongly influenced by the teachings of Benjamin Graham and Warren Buffett. Over a half century ago, Graham introduced the principles which have become the foundation for many successful value investors: (1) own equities; (2) view them as businesses; (3) always require a margin safety; and (4) maintain appropriate perspective on the market. These principles have maintained their validity, but their application has varied from one value investor to the next. Oak Value looks for companies that produce predictable, growing excess cash flow and have managements that have demonstrated their ability to redeploy that capital for the long-term benefit of shareholders. Further, Oak Value believes that the market is not a perfect reflection of a company’s value, but merely an auction clearinghouse subject to emotional swings by its participants. Oak Value defines this philosophy as investing in good businesses with good management at attractive prices.

How does Oak Value determine the intrinsic value of a company?

Oak Value believes the true intrinsic value of a business is based on the present value of the future cash flows the company can generate. Oak Value’s work is focused on fine tuning the inputs into its valuation equation. The first step is to determine whether a specific company is a business Oak Value would like to own based on the economics and competitive characteristics of the industry and the company’s positioning within the industry. Further qualitative analysis is given to the company’s position relative to its customers, suppliers, competitors and substitute products. This qualitative analysis serves a very important role in the determination of the inputs into the quantitative analysis. Oak Value’s focus on this broader approach to research and analysis is driven by the belief that a business must be understood before it can be valued.

What is Oak Value’s sell discipline?

It is often just as difficult to sell a business as it is to buy a business. Oak Value typically sells businesses for one or more of three reasons:

•	A price target is met on a relative or absolute basis.

•	Oak Value has identified a better opportunity with a greater margin of safety.

•	There is a change in the fundamentals of the business.

Pricing of Fund Shares

How NAV is Calculated

The NAV is calculated by adding the total value of the Fund’s investments and other assets, subtracting its liabilities and then dividing that figure by the number of outstanding shares of the Fund:

NAV =

Total Assets – Liabilities

Number of Shares

Outstanding

The net asset value per share (“NAV”) of the Fund is determined and its shares are priced as of the close of regular trading on the New York Stock Exchange (“NYSE”), normally 4:00 p.m. Eastern time. Shares are not priced on days the NYSE is closed for trading (i.e., weekends and certain holidays).

Your order to purchase or sell shares is priced at the NAV next calculated after it is received in good order by the Fund. This is known as the offering price.

The Fund’s investments and other assets are valued daily at their current market value, unless market quotations are not available, in which case securities will be valued in good faith at fair value under procedures approved by the Fund’s Board of Trustees. The use of fair valuation in pricing a security involves the consideration of a number of subjective factors and, therefore, is susceptible to the unavoidable risk that the valuation may be higher or lower than the price at which the security might actually trade if a reliable market price was available. Foreign securities are translated from the local currency into U.S. dollars using currency exchange rates supplied by a pricing quotation service.

Telephone Services:

Please call 1-800-622-2474 to obtain account balance, performance, and price information on your Fund account. Shareholder Service Representatives are available to answer any questions between the hours of 8:30 a.m. and 5:30 p.m. Eastern time, Monday through Friday on days the NYSE is open for trading.

Website—www.oakvaluefund.com

The Oak Value Fund website offers the following resources:

•	Daily Net Asset Values—Most recent and historical NAV information

•	Shareholder Account Access—Shareholders may obtain account balance, transaction history and distribution information via the Fund’s “Account Access” password protected portal

•	About Oak Value—Learn more about the Fund’s portfolio managers, philosophy and investment approach

•	Latest & Greatest—Recent publications and press on the Oak Value Fund

•	Facts and Figures—Obtain performance information, shareholder distribution amounts and fact sheets, or download a prospectus, applications and other reports

•

E-mail List—When we release updated information (e.g., periodic shareholder communications, research pieces, factual information about the Fund, prospectus updates, etc.), we make that information available on our website. These notifications can be sent to you via e-mail by completing the form on the “Mailing List” section of the website.

Purchasing and Adding to Your Shares

You may purchase shares directly from the Fund or through accounts with broker-dealers or other financial intermediaries. These intermediaries may charge additional fees and may require different minimum investments or impose other limitations on buying and selling shares.** If you purchase shares through a broker-dealer or other financial intermediary, the intermediary may have an earlier cut-off time for purchase and sale requests. Consult your investment representative for specific information.

	Minimum Investment*
Account type	Initial	Subsequent

Regular Account	$2,500	$100

Retirement Plan Account	$1,000	$100

Automatic Investment Plan	$2,500	$100

All purchases must be in U.S. dollars and checks must be drawn on U.S. financial institutions. A fee will be charged for any checks that do not clear. The Fund does not accept cash, drafts, “starter” checks, travelers checks, credit card checks, post-dated checks, cashier’s checks under $10,000, or money orders. In addition, to protect the Fund from check fraud, the Fund does not accept checks made payable to third parties. If an order to purchase shares is canceled because your check does not clear, you will be responsible for any resulting losses or fees incurred by the Fund.

The Fund may waive its minimum purchase requirement and may reject a purchase order if it considers it in the best interest of the Fund and its shareholders.

By sending your check to the Fund, please be aware that you are authorizing the Fund to make a one-time electronic debit from your account at the financial institution indicated on your check. Your bank account will be debited as early as the same day the Fund receives your payment in the amount of your check; no additional amount will be added to the total. The transaction will appear on your bank statement. Your original check will be destroyed once processed, and you will not receive your canceled check back. If the Fund cannot post the transaction electronically, you authorize the Fund to present an image copy of your check for payment.

*	The minimum initial and subsequent amounts do not apply to accounts of the Trustees, officers and employees of the Fund or certain related parties.
**	Certain broker-dealers and other financial intermediaries are authorized to accept purchase and redemption requests for Fund shares and may also designate other organizations to act in this capacity. Purchase and redemption requests are normally processed at the NAV next determined after the intermediary receives the request in good order. These broker-dealers and other financial intermediaries may charge you transaction fees on purchases of Fund shares and may impose other investment minimums, charges, restrictions or account options that differ from those applicable to shareholders who purchase shares directly from the Fund. These intermediaries may be the shareholders of record for your shares. These intermediaries are responsible for transmitting requests and delivering funds on a timely basis. The Fund is not responsible for ensuring that the intermediaries carry out their obligations to their customers.

Purchasing and Adding to Your Shares - continued

Instructions for Opening or Adding to an Account

If purchasing through a broker-dealer or other financial intermediary, ask your investment representative for purchase procedures. For all other purchases, follow the instructions below.

By Regular Mail	Initial Investment:

	1.	Carefully read and complete the application. Establishing your account privileges now saves you the inconvenience of having to add them later.

	2.	Make check payable to “The Oak Value Fund.”

	3.	Mail to: The Oak Value Fund, P.O. Box 46707, Cincinnati, OH 45246-0707

Subsequent Investment:

	1.	Use the investment slip attached to your account statement, or, if unavailable,

	2.	Include the following information: •The Oak Value Fund •Account name •Amount invested •Account number Include your account number on your check.

	3.	Mail to: The Oak Value Fund, P.O. Box 46707, Cincinnati, OH 45246-0707

By Overnight Mail

For initial and subsequent investments:

See instructions 1-2 above for initial and subsequent investments, and send to: The Oak Value Fund, c/o Ultimus Fund Solutions, 225 Pictoria Drive, Suite 450, Cincinnati, OH 45246.

By Wire Transfer	For initial and subsequent investments: Call the Fund at 1-800-622-2474 to obtain the necessary information to instruct your financial institution to wire transfer your investment.

NOTE: Your Financial Institution May Charge a Wire Transfer Fee.

Purchasing and Adding to Your Shares - continued

Confirmations, Statements, and Shareholder Reports

Each time you purchase or redeem shares, you will receive a confirmation of the transaction. At the end of the calendar quarter, you will receive a statement that will include complete information on activity in your account during that quarter. At the end of each year your statement will include detailed information on all transactions for that year. You should save the year-end statement for tax purposes. In addition, the Fund provides shareholder reports for the periods ending June 30 (audited) and December 31 (unaudited) in printed form to each shareholder. These reports are also available via the website (www.oakvaluefund.com). Interim quarterly manager commentary reports are also available upon request and are posted each quarter to the website.

You may receive e-mail notifications of these report postings as well as other publications (e.g., periodic shareholder communications, research pieces, factual information about the Fund, prospectus updates, etc.) by filling in the form on the “Mailing List” section of the Oak Value Fund website. Notifications of these postings do not replace the hard copy regulatory material that you will receive via U.S. postal mail.

Individual Retirement Accounts (IRAs)

If you have earned income or are entitled to certain distributions from eligible retirement plans, you may make or authorize contributions to an Individual Retirement Account. Traditional IRA, Roth IRA, Coverdell ESA and SIMPLE IRA Plans are available to shareholders.

Frequent Purchases and Redemptions of Fund Shares

The Fund is designed as a long-term investment and not as a frequent or short-term trading (“market timing”) option. The Fund discourages and does not accommodate frequent purchases and redemptions of Fund shares. Accordingly, the Board of Trustees has adopted policies and procedures in an effort to detect and prevent market timing in the Fund. These policies and procedures are applied uniformly to all shareholders. The Fund, through its service providers, monitors shareholder trading activity to ensure it complies with the Fund’s policies. The Fund prepares reports illustrating purchase and redemption activity to detect market timing activity. In addition to monitoring shareholder activity, the Board of Trustees has implemented a 2% redemption fee on redemptions within 90 days of purchase. These actions, in the Board’s opinion, should help reduce the risk of abusive trading in the Fund. In addition, the Fund also reserves the right to reject any purchase request that it believes to be market timing or potentially disruptive in nature. If your purchase order is rejected, you will be responsible for any resulting loss or fees imposed by your financial institution. The Fund may also modify any terms or conditions of purchase of Fund shares or withdraw all or any part of the offering made by this prospectus. The Fund believes that market timing activity is not in the best interest of shareholders. Market timing can be disruptive to the portfolio management process and may adversely impact the ability of the Adviser to implement the Fund’s investment strategies. In addition to being disruptive, the risks to the Fund presented by market timing are higher expenses through increased trading and transaction costs; forced and unplanned portfolio turnover; large asset swings that decrease the Fund’s ability to maximize investment return; and potentially diluting the value of the Fund’s shares. These risks can have an adverse affect on the Fund’s performance. The Fund relies on intermediaries to help monitor and enforce its market timing policies. For example, intermediaries must determine when a redemption occurs within 90 days of a

Purchasing and Adding to Your Shares - continued

purchase. The Fund reserves the right to reject any order placed from an omnibus account. Although the Fund has taken these steps to discourage frequent purchases and redemptions of shares, the Fund cannot guarantee that such trading will not occur.

Customer Identification and Verification

To help the government fight the funding of terrorism and money laundering activities, federal law requires all financial institutions to obtain, verify and record information the identifies each person that opens a new account, and to determine whether such person’s name appears on government lists of known or suspected terrorists and terrorist organizations. As a result, the Fund must obtain the following information for each person that opens a new account:

•	Name;

•	Date of birth (for individuals);

•	Residential or business street address (although post office boxes are still permitted for mailing); and

•	Social security number, taxpayer identification number, or other identifying number.

You may also be asked for a copy of your driver’s license, passport, or other identifying document in order to verify your identity. In addition, it may be necessary to verify your identity by cross-referencing your identification information with a consumer report or other electronic database. Additional information may be required to open accounts for corporations and other entities.

Federal law prohibits the Fund and other financial institutions from opening a new account unless they receive the minimum identifying information listed above.

After an account is opened, the Fund may restrict your ability to purchase additional shares until your identity is verified. The Fund also may close your account or take other appropriate action if it is unable to verify your identity within a reasonable time. If your account is closed for this reason, your shares will be redeemed at the NAV next calculated after the account is closed.

Automatic Investment Plan

You can make automatic investments in the Fund from your bank account. Automatic investments can be for as little as $100, once you have invested the minimum initial amount required to open the account.

To invest regularly from your bank account:

•	Complete the Automatic Investment Plan portion on your Account Application.

Make sure you note:

•	Your bank name, address and account number and ABA routing number

•	The amount you wish to invest automatically (minimum $100)

•	How often you want to invest (monthly on the 15th or the last business day of the month, or both)

•	Attach a voided personal check.

The Fund reserves the right to change or eliminate the Automatic Investment Plan privilege at any time with 60 days’ notice.

Selling Your Shares

You may sell your shares at any time. Your sales price will be the NAV next computed after your sell order is received in good order by the Fund. We reserve the right to delay sending out your proceeds for up to seven days (this generally only applies to very large sales without notice, excessive trading, or during unusual market conditions).

Withdrawing Money from Your Fund Investment

As a mutual fund shareholder, you are technically selling shares when you request a withdrawal in cash. This is also known as redeeming shares or a redemption of shares.

Instructions for Selling Shares

If you are selling your shares through a broker-dealer or other financial intermediary, ask your investment representative for redemption procedures. Your financial intermediary may have transaction minimums and/or transaction times that differ from those applicable to shareholders who sell directly through the Fund, which will affect your redemption. For all other sales transactions, follow the instructions below.

The request must be received by the Fund before the close of regular trading on the NYSE, normally 4:00 p.m. Eastern time, to receive that day’s NAV.

By Telephone (unless you have declined telephone sales privileges)	Call 1-800-622-2474 with instructions on how you wish to receive your funds (mail, wire or electronic transfer). (See “General Policies on Selling Shares—Verifying Telephone Redemptions” below)

By Regular Mail (See “General Policies on Selling Shares—Written Redemption and Signature Guarantee Requirements” below)

1.      Call 1-800-622-2474 to request redemption forms (if your account is an IRA or another form of retirement plan) or write a letter of instruction indicating:

•Fund name, account number, social security number and account registration

•amount you wish to redeem

•address where your check should be sent

•account owner(s) signature

	2. Mail to:	The Oak Value Fund P.O. Box 46707 Cincinnati, OH 45246-0707

By Overnight Mail (See “General Policies on Selling Shares–Written Redemption and Signature Guarantee Requirements” below)	See instruction 1 above, and send to:	The Oak Value Fund c/o Ultimus Fund Solutions 225 Pictoria Drive, Suite 450 Cincinnati, OH 45246

Electronic Redemptions NOTE: Your Financial Institution May Charge a Fee For This Service.

Your financial institution must participate in the Automated Clearing House (ACH) system and must be a United States bank.

Call 1-800-622-2474 to request an electronic redemption. If you call by 4:00 p.m. Eastern time, your shares will normally be priced at the NAV determined on the same day.

Wire Transfer (you must elect this option on your application) NOTE: Your Financial Institution May Charge a Wire Transfer Fee.	Call 1-800-622-2474 to request a wire transfer. If you call by 4:00 p.m. Eastern time, your proceeds will normally be wired to your financial institution on the next business day.

Selling Your Shares – continued

Automatic Withdrawal Plan

You can receive automatic payments from your account on a monthly, quarterly or semi-annual basis. The minimum withdrawal is $100.

To activate this feature:

•	Send a written request to Oak Value Fund, P.O. Box 46707, Cincinnati, OH 45246-0707, or call 1-800-622-2474.

•	Your account must have a value of $10,000 or more to start your automatic withdrawals.

General Policies on Selling Shares

Redemption Fee

A redemption fee of 2% will be deducted from the proceeds of Fund shares redeemed within 90 days of the date of purchase. The redemption fee is paid to the Fund to offset transaction costs and other expenses associated with short-term trading activity. The Fund also charges a redemption fee to discourage market timing by those shareholders initiating redemptions to take advantage of short-term market movements. No redemption fee will be imposed on the redemption of shares representing reinvested dividends or capital gains distributions. The redemption fee will not be assessed on the redemption of shares held through qualified retirement plans. The redemption fee also will not be assessed on the redemption of shares under the Automatic Withdrawal Plan if the total annual redemptions under the plan do not exceed 15% of the initial value of the Fund’s shares when the plan is established. In determining whether the redemption fee is applicable to a particular redemption, shares held for the longest period of time will be sold first.

Written Redemption and Signature Guarantee Requirements

Each of the following situations requires that you request your redemption in writing and provide a signature guarantee1 :

•	Redemptions having a value of more than $50,000

•	Your account address has changed via telephonic or faxed request within the last 30 days

•	The check is not being mailed to the address on your account

•	The check is not being made payable to the owner(s) of the account

•	The redemption proceeds are being transferred to another Fund account with a different registration

•	The redemption proceeds are being wired to a bank account other than the account designated on your application.

[1]

A signature guarantee is a certification of your signature. The Fund requires that you include a signature guarantee with certain types of instruction requests. This protects your account by ensuring that the signature on the instruction is authentic. The Fund will accept signatures guaranteed by a domestic bank or trust company, broker, dealer, clearing agency, savings association or other financial institution which participates in the STAMP Medallion Program sponsored by the Securities Transfer Association. Signature guarantees from financial institutions which do not participate in the STAMP Medallion Program will not be accepted. A notary public cannot provide a signature guarantee. Members of STAMP are subject to dollar limitations which must be considered when you request a guarantee. The Fund may reject of any signature guarantee if it believes the transaction would otherwise be improper.

General Policies on Selling Shares - continued

Verifying Telephone Redemptions

The Fund makes every effort to ensure that telephone redemptions are only made by authorized persons. All telephone calls are recorded for your protection and you will be asked for information to verify your identity. Unless you have specifically indicated on your application that you do not want the telephone redemption feature, you may be responsible for any fraudulent telephone orders which are not detected by the use of reasonable precautions.

Redemptions Within 15 Days of Initial Investment

When you have made your initial or subsequent investments by check, proceeds of your redemption will be delayed until the check has cleared (which may take up to 15 days). You can avoid this delay by purchasing shares via a federal funds wire.

Redemption In Kind

The Fund reserves the right to make payment in securities rather than cash, known as a “redemption in kind,” for amounts redeemed by a shareholder, in any 90-day period, in excess of $250,000 or 1% of the Fund’s net assets, whichever is less. If the Fund deems it advisable for the benefit of all shareholders, a redemption in kind will consist of securities equal in market value to your shares. When you convert these securities to cash, you will pay brokerage charges.

Refusal of Redemption Request

Payment for shares redeemed may be delayed under extraordinary circumstances or as permitted by the Securities and Exchange Commission in order to protect remaining shareholders.

Closing of Small Accounts

If your account balance falls below $1,000 as a result of redemptions, the Fund may ask you to increase your balance. If it is still below $1,000 two months after the request, the Fund may close your account and send you the proceeds.

Undeliverable Redemption Checks

If you choose to receive distributions in cash and your distribution checks (1) are returned and marked as “undeliverable” or (2) remain uncashed for six months, your account will be changed automatically so that all future distributions are reinvested in your account. Checks that remain uncashed for six months will be canceled and the money will be reinvested in the Fund as of the cancellation date.

Dividends, Distributions and Taxes

Any income the Fund receives, less expenses, is paid out semi-annually to its shareholders as dividends. Any net capital gains realized by the Fund are distributed at least annually. There is no fixed dividend rate and there can be no assurance as to payment of any dividends or the realization of any gains.

You can choose from three distribution options:

•	Reinvest all distributions in additional Fund shares

•	Receive dividends from net investment income in cash while reinvesting capital gains distributions in Fund shares

•	Receive all distributions in cash

All dividends and distributions will be automatically reinvested in additional Fund shares at the current NAV unless you request otherwise.

Distributions are made on a per share basis regardless of how long you have owned your shares. Therefore, if you invest shortly before the distribution date, some of your investment will be returned to you in the form of a distribution.

Distributions of net capital gains are generally taxable as long-term capital gains. Income dividends and distributions of short-term capital gains, if any, will be generally taxable as ordinary income, except that income dividends that qualify as qualified dividend income are taxable at net capital gains rates. Taxes on capital gains by the Fund will vary with the length of time the Fund has held the security—NOT how long you have had your money invested in the Fund.

Dividends are taxable in the year in which they are declared, even if they appear on your account statement the following year. Dividends and distributions are treated in the same manner for federal income tax purposes whether you receive them in cash or in additional shares.

A redemption of your shares in the Fund is a taxable event on which you may realize a gain or loss.

If you are investing in the Fund through a traditional IRA or other tax-deferred account, your dividends and distributions will not be taxed at the time they are paid, but instead at the time you withdraw them from your account.

You will be notified in January each year about the federal tax status of distributions made by the Fund. Depending on your residence for tax purposes, distributions also may be subject to state and local taxes, including withholding taxes.

Foreign shareholders may be subject to special withholding requirements. Consult your tax advisor about the federal, state and local tax consequences in your particular circumstances.

Avoid Tax Withholding

The Fund is required to withhold a percentage, at the applicable withholding rate, of taxable dividends and capital gains distributions paid to shareholders who have not provided the Fund with their Taxpayer Identification Number and certain certifications. To avoid this, make sure you provide your correct Tax Identification Number (Social Security Number for most investors) on your account application.

The financial highlights table is intended to help you understand the Fund’s financial performance for the past 5 years. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that you would have earned or lost on an investment in the Fund (assuming reinvestment of all dividends and distributions). The information for the fiscal years ended June 30, 2009, 2008 and 2007 has been audited by Briggs, Bunting & Dougherty, LLP, whose report, along with the Fund’s financial statements, is included in the annual report, which is available upon request. Information for the fiscal years ended prior to June 30, 2007 was audited by other independent public accountants.

PER SHARE DATA FOR A SHARE OUTSTANDING THROUGHOUT EACH YEAR

Year Ended June 30, 2009	Year Ended June 30, 2008	Year Ended June 30, 2007	Year Ended June 30, 2006	Year Ended June 30, 2005
Net asset value at beginning of year	$19.28	$25.80	$28.00	$30.82	$29.02

Income (loss) from investment operations:
Net investment income (loss)	0.04	(0.02)	(0.05)	0.08	(0.12)
Net realized and unrealized gains (losses) on investments	(3.58)	(3.87)	6.61	(0.60)	1.92

Total from investment operations	(3.54)	(3.89)	6.56	(0.52)	1.80

Less distributions:
From net investment income	(0.04)	—	(0.00	)(A)	(0.08)	—
From net realized gains from security transactions	(0.04)	(2.63)	(8.77)	(2.22)	—

Total distributions	(0.08)	(2.63)	(8.77)	(2.30)	—

Proceeds from redemption fees collected	0.00	(A)	0.00	(A)	0.01	0.00	(A)	0.00	(A)

Net asset value at end of year	$15.66	$19.28	$25.80	$28.00	$30.82

Total return(B)	(18.31)%	(16.04)%	25.03%	(1.66)%	6.20%

Net assets at end of year (000’s)	$62,732	$93,741	$142,339	$201,024	$248,782

Ratio of expenses to average net assets	1.57%	1.37%	1.35%	1.29%	1.25%
Ratio of net investment income (loss) to average net assets	0.26%	(0.08)%	(0.16)%	0.24%	(0.39)%
Portfolio turnover rate	37%	52%	44%	29%	29%

(A)	Amount rounds to less than $0.01 per share.
(B)

Total return is a measure of the change in value of an investment in the Fund over the periods covered, which assumes any dividends or capital gains distributions are reinvested in shares of the Fund. Returns shown do not reflect the deduction of taxes a shareholder would pay on Fund distributions or the redemption of Fund shares.

OAK VALUE TRUST

Investment Adviser

Oak Value Capital Management, Inc.

1450 Raleigh Road, Suite 220

Chapel Hill, North California 27517

1-800-680-4199

Board of Trustees

C. Russell Bryan

Larry D. Coats, Jr.

John M. Day

Joseph T. Jordan, Jr.

Independent Registered Public Accounting Firm

Briggs, Bunting & Dougherty, LLP

1835 Market Street, 26th Floor

Philadelphia, Pennsylvania 19103

Legal Counsel

Morgan, Lewis & Bockius LLP

1111 Pennsylvania Avenue, NW

Washington, D.C. 20004

Administrator/Transfer Agent

Ultimus Fund Solutions, LLC

P.O. Box 46707

Cincinnati, Ohio 45246-0707

Custodian

US Bank, N.A.

425 Walnut Street

Cincinnati, Ohio 45202

For More Information

For more information about the Fund, the following documents are available free upon request:

Annual and Semi-Annual Reports:

The Fund’s annual and semi-annual reports to shareholders contain additional information on the Fund’s investments. In the annual report, you will find a discussion of the market conditions and investment strategies that significantly affected the Fund’s performance during its last fiscal year.

Statement of Additional Information (“SAI”):

The SAI provides more detailed information about the Fund, including its operations and investment policies. It is incorporated by reference and is legally considered a part of this prospectus.

You can get free copies of the annual and semi-annual reports and the SAI, or request other information and discuss your questions about the Oak Value Fund by contacting a participating financial institution that sells the Fund, or by contacting:

The Oak Value Fund

P.O. Box 46707

Cincinnati, Ohio 45246-0707

Telephone: 1-800-622-2474

http://www.oakvaluefund.com

You can review and copy the Fund’s annual and semi-annual reports and SAI at the Public Reference Room of the Securities and Exchange Commission. You can get text-only copies:

•

For a fee, by writing the Public Reference Section of the Commission, Washington, D.C. 20549-0102 or by calling 1-202-551-8090, or by electronic request, by e-mailing the SEC at the following address: publicinfo@sec.gov.

•	Free from the EDGAR database on the Commission’s Website at http://www.sec.gov.

Only one copy of a prospectus or an annual or semi-annual report will be sent to each household address. This process, known as “Householding,” is used for most required shareholder mailings. (It does not apply to confirmations of transactions and account statements, however.) You may, of course, request an additional copy of a prospectus or an annual or semi-annual report at any time by calling or writing the Fund. You may also request that Householding be eliminated from all your required mailings.

Investment Company Act file no. 811-09000